                                                                  Exhibit (c)(4)


                     Presentation to the Board of Directors:



                              [BANK ATLANTIC LOGO]



January 13, 2000



[LEHMAN BROTHERS LOGO]

TABLE OF CONTENTS



I.       EXECUTIVE SUMMARY

II.      FINANCIAL ANALYSIS
         A.       Stock Market Performance
         B.       Peer Group Analysis
         C.       Selected Recent Transactions
         D.       Fundamental Valuation Analysis and Pro Forma Financial Impact

III.     EXHIBITS
         A.       Peer Group Analysis
         B.       Shareholder Analysis

EXECUTIVE SUMMARY



INTRODUCTION AND OVERVIEW

- Lehman Brothers is pleased to meet with the Board of Directors of BankAtlantic Bancorp, Inc. ("BankAtlantic" or the "Company")

- In this presentation we summarize our analysis of a proposed restructuring of the equity of BankAtlantic entailing a buy-out of the publicly-held Class "B" shares for $6.00 per share in cash to be paid by the Company

- Lehman Brothers has been retained as financial advisor to the Company to deliver an opinion as to the fairness to the Company, from a financial viewpoint, of the price proposed to be paid to those Class "B" shareholders

- Based on our analysis, which includes consideration of the presentation given by Keefe, Bruyette & Woods, we are able to deliver a written opinion that the transaction is fair to BankAtlantic from a financial point of view

EXECUTIVE SUMMARY



PROCESS UNDERLYING LEHMAN BROTHERS' FAIRNESS OPINION

-        To support our opinion, we have reviewed and analyzed:

         -        Publicly available financial reports

         - Internal financial reports and information, including unaudited financial information as of December 31, 1999

         - Consensus earnings estimates of equity analysts following the Company

         - Trading history of the Company's Class "A" and Class "B" shares


-        Held discussions with senior management of BankAtlantic regarding:

         -        Current operations

         -        Strategy and future direction

         -        Financial conditions and performance

         -        Regulatory relationships

         -        Future prospects


-        Performed valuation and pro forma analyses:

         -        Peer group analysis

         -        Analysis of recent "going private" transactions

         -        Discounted cash flow analysis using excess equity method

         - Pro forma impact on earnings, book value, return on equity and capitalization

EXECUTIVE SUMMARY



A REVIEW OF THE PROPOSED PRICE INDICATES THE PROPOSAL IS CONSISTENT WITH TRADITIONAL VALUATION METHODOLOGIES EMPLOYED BY LEHMAN BROTHERS


                                    [CHART]*


 52 Week                          Lehman Analysis
  High/        ------------------------------------------------------
  Low-         Peer         Comparable     Stand-alone     Pro Forma
 Class B       Group       Transactions    Discounted      Discounted
  Stock                                    Cash Flow       Cash Flow


* Chart compares the 52 week high/low of the Class B stock with that of the selected Peer Group, comparable transactions, stand-alone discounted cash flow, and pro forma discounted cash flow.

EXECUTIVE SUMMARY



KEY TERMS OF THE PROPOSED TRANSACTION

Proposed Transaction:                       Repurchase by BankAtlantic of all
                                            publicly-held Class "B" shares

Structure:                                  Cash-out merger

Form of Consideration:                      Cash

Proposed Price/Class B share:               $6.00

Aggregate value:                            $36.9 million(1)

Financing:                                  Cash resources of the company and
                                            borrowings including proceeds of
                                            $150 million shelf issue filed
                                            December 21, 1999

Timing: Expected transaction announcement week of 1/10/00 Expected completion early 2nd quarter 2000

Closing Conditions:                         Approval of regulators; affirmative
                                            vote of majority of each class of
                                            shareholders; final majority vote of
                                            Board of Directors

(1) Based on 5,388,392 publicly-held shares outstanding and options on 1,762,777 Class "B" shares at a weighted average strike price of $3.43 both as of December 31, 1999

EXECUTIVE SUMMARY



PROPOSED PRICING PARAMETERS OF THE TRANSACTION


                                                   CLASS "A"                  CLASS "B"
                                            ----------------------     ----------------------    -----------
                                                                                                 TRANSACTION
                                            RELEVANT       CURRENT     RELEVANT       CURRENT       VALUE
                                             DATA(1)      MARKET(2)     DATA(1)      MARKET(2)      $6.00
                                            --------      ---------    --------      ---------   -----------

Premium to Current Market                   $   4.00            --     $   4.75            --         26.3%
    Price to 52 week high                   $   7.77         -48.5%    $   8.16         -41.8%       -26.4%
    Price to 52 week low                    $   3.75           6.7%    $   4.44           7.0%        35.1%

AGGREGATE MARKET CAP./CONSIDERATION(3)        32.418      $  129.7       10.265      $   48.8     $   32.3
FULLY DILUTED VALUE                               --            --           --            --     $   36.9

IMPLIED PRICING MULTIPLES
    Price/Book Value Per Share              $   5.67        0.71 x     $   5.67        0.85 x       1.06 x
    Price/Tangible Book Value Per Share     $   4.36        0.92 x     $   4.36        1.09 x       1.38 x

    Price/1999E EPS(4)                      $   0.59         6.8 x     $   0.54         8.9 x       11.2 x
    Price/2000E EPS(4)                      $   0.65         6.2 x     $   0.59         8.0 x       10.2 x

    Price/1999E Cash EPS(4)                 $   0.66         6.1 x     $   0.60         7.9 x       10.0 x
    Price/2000E Cash EPS(4)                 $   0.72         5.6 x     $   0.65         7.3 x        9.2 x

    1999 PEG Ratio(5)                              9%         0.75            9%         0.98         1.24
    2000 PEG Ratio(5)                              9%         0.68            9%         0.89         1.13

--------------------------------------------
(1) At or for the period ended September 30, 1999

(2) As of January 12, 2000

(3) Based on shares outstanding; price per Class "B" Share reflects aggregate consideration for public float

(4) Based on First Call estimates

(5) (Price/ Earnings)/ Projected EPS Growth Rate; long-term growth rate based on First Call secular growth rate

EXECUTIVE SUMMARY



VOTING AND ECONOMIC OWNERSHIP IMPLICATIONS OF THE PROPOSED TRANSACTION

                                     [GRAPH]*

* Graph indicates the voting and economic rights in BankAtlantic Bancorp Inc. by the Public Shareholders and the voting and economic rights in BankAtlantic Bancorp Inc. by BFL Financial Corporation prior to the transaction and after the transaction had been consummated.

EXECUTIVE SUMMARY



MERITS OF THE PROPOSED TRANSACTION AND ASSOCIATED CONSIDERATIONS

-        Key merits of the transaction include:

         -        Provides immediate premium to Class "B" public shareholders

         - Class "B" Shareholders can still participate in the Company's performance by buying Class "A" shares with proceeds of transaction

         -        Accretive to earnings per Class "A" share and Class "B" share

         -        Boosts earnings per share growth rate

         -        Accretive to book value per share in approximately 2 years

         -        Simplifies capital structure of the Company

         - Makes it easier for investors and analysts to understand the capital structure and financial performance of the Company and so better assess its future prospects

         - Should increase investor interest in, and trading volume and liquidity of, Class "A" shares

-        Key considerations include:

         - Class "B" public shareholders are bought out of the equity market, albeit at a premium, and thus forsake future potential upside equity appreciation

         - Cash consideration offered does not provide opportunity for Class "B" public shareholders to undertake a tax-free exchange

         - Transaction must be fair, and be seen to be fair, to relevant constituencies

         -        Increases equity leverage of the company

FINANCIAL ANALYSIS-STOCK MARKET PERFORMANCE



CONSIDERATION OF THE PROPOSED PRICE MUST ALSO BE UNDERTAKEN AGAINST THE BACKDROP OF CURRENT INDUSTRY DYNAMICS

- Financial stocks in general, and thrifts in particular, significantly underperformed the overall market in 1999.

                  Lehman Brothers Thrift Index                       -25.4%
                  Lehman Brothers Super-Regional Bank Composite      -21.3%
                  Lehman Brothers Regional Bank Composite            -12.9%
                  S & P 500                                           19.5%

-        Several sector-specific concerns exist for this underperformance:

         - Concerns as to top-line revenue growth, including impact of expected interest rate rises on financial performance

         -        Fund redemptions

         - High profile earnings "misses" by many companies within the past year

         - Renewed focus on capital strength given mark-to-market impact of securities portfolios on equity

         - Initial euphoria over passage of Gramm-Leach-Bliley financial services reform act has evaporated

         - Potential impact of internet on core financial services businesses

         -        Depressed level of merger and acquisition activity in 1999

FINANCIAL ANALYSIS-STOCK MARKET PERFORMANCE



FINANCIAL INSTITUTIONS HAVE SIGNIFICANTLY UNDERPERFORMED RELATIVE TO THE OVERALL MARKET

                       ONE YEAR RELATIVE PRICE PERFORMANCE

                                    [GRAPH]*



* Graph demonstrates the underperformance of the banking industry relative to the overall market by comparing the Lehman Brothers Thrift Index, the Lehman Brothers Super Regional Bank Composite, and the Lehman Brothers Bank Regional Composite with the S&P 500 Index from 12/31/98 through 12/31/99.

FINANCIAL ANALYSIS-STOCK MARKET PERFORMANCE



BANKATLANTIC'S STOCK PRICE HAS BEEN ADVERSELY IMPACTED IN THE PAST YEAR, IN PART DUE TO NEGATIVE SENTIMENT TOWARDS SMALL CAP THRIFTS, BUT ALSO AS EARNINGS ESTIMATES FOR THE COMPANY HAVE BEEN REVISED DOWNWARDS


                        ONE YEAR PERFORMANCE COMPARISON


                                    [GRAPH]*

* Graph compares the one year performance of Bank Atlantic Bancorp Inc's Class A common stock and Class B common stock with the S&P 500 and the selected Peer Group from 1/1/99 through 1/1/00.


                              AVERAGE MONTHLY VOLUME
                       ------------------------------------

                       BBX (Class A)       2,100,000 shares
                       BANC (Class B)        669,814 shares
                                           ----------------
                       Total               2,769,814 shares

FINANCIAL ANALYSIS-STOCK MARKET PERFORMANCE



THE RECENT UNDERPERFORMANCE IN BANKATLANTIC AND ITS PEERS' STOCK PRICE HAS MORE THAN ERASED THE STRONG PERFORMANCE IN 1997 AND THE FIRST HALF OF 1998


                       THREE YEAR PERFORMANCE COMPARISON


                                    [GRAPH]*

* Graph compares the three year performance of BankAtlantic Bancorp Inc.'s Class A common stock and Class B common stock with the S&P 500 and the selected Peer Group from 12/31/96 through 12/31/99.



                             AVERAGE MONTHLY VOLUME
                      ------------------------------------

                      BBX (Class A)       2,240,000 shares
                      BANC (Class B)      1,060,000 shares
                                          ----------------
                      Total               3,300,000 shares

FINANCIAL ANALYSIS-STOCK MARKET PERFORMANCE



CLASS B SHARES CURRENTLY TRADE AT A 21.2% PREMIUM TO CLASS A SHARES

ONE YEAR CLASS B/CLASS A COMPARISON (12/31/98 TO 1/12/00)


                                     [GRAPH]*

* Graph indicates a one year comparison of the Class B common shares with the Class A common shares for the period from 1/1/99 through 1/1/00.

THREE YEAR CLASS B/CLASS A COMPARISON (12/31/96 TO 1/12/00)


                                     [GRAPH]*

* Graph indicates a three year comparison of the Class B common shares with the Class A common shares for the period from 12/31/96 through 12/31/99.

FINANCIAL ANALYSIS-PEER GROUP ANALYSIS



USING A PEER GROUP ANALYSIS AND SPECIFICALLY ANALYZING PRICE/2000E EPS, PRICE/TANGIBLE BOOK VALUE, PEG RATIO, AND DIVIDEND YIELD, AND APPLYING A PREMIUM OF 20%-40% RESULTS IN A FAIR VALUE OF $5.50-$6.40 PER CLASS B SHARE

- Based upon our review of BankAtlantic's fundamentals and growth prospects, we believe that the Class "B" is fairly valued based on current market conditions

- Our conclusion is based upon our analysis of BankAtlantic's financial performance and market valuation relative to a peer group of comparable small cap thrifts. This analysis encompassed:

         -        Balance sheet composition

         -        Capitalization

         -        Asset Quality

         -        Profitability

         -        Market multiples

-        Our conclusion also reflects other non-quantitative factors including:

         - BankAtlantic's diversification strategy and the uncertainty and complexity it adds to the Company's operations

         - Dual class capital structure which reduces stock liquidity and complicates its financials

         -        Presence of a control shareholder

FINANCIAL ANALYSIS-PEER GROUP ANALYSIS



THE FOLLOWING METHODOLOGY WAS USED TO DERIVE A SET OF COMPANIES COMPARABLE TO BANKATLANTIC

- Review of publicly-traded thrifts, excluding those with attributes as follows:

         - Total assets either less than $1 billion or greater than $20 billion

         -        Tangible equity to tangible assets ratio greater than 8.00%

         - Commercial real estate (including construction and development) loans to total loans less than 5.0%

         -        Mutual holding company structure

         -        Principally engaged in internet activities

         -        Merger or acquisition target

- Additionally we eliminated companies not meeting six of the nine following financial and non-financial business criteria:

         -        Efficiency ratio greater than 45.0%

         -        Net interest margin less than 3.50%

         - Commercial real estate (including construction and development) loans to total loans greater than 20.0%

         -        OREO to total assets ratio greater than 0.50%

         -        Total borrowings to total assets greater than 25.0%

         -        High growth market (CA, TX, WA, FL, NC, TN, GA, AZ)

         -        Market capitalization less than $1 billion

         -        Inside Ownership greater than 10.0%

         -        Two class share structure

FINANCIAL ANALYSIS-PEER GROUP ANALYSIS



LEHMAN BROTHERS' SCREENING PRODUCED 14 COMPARABLE COMPANIES



                                                  TOTAL         MARKET         CRITERIA MET
COMPANY                                STATE     ASSETS     CAPITALIZATION      (OUT OF 9)
---------------------------------      -----     ------     --------------     ------------

BankUnited Financial Corporation       FL        $4,078         $135                 8
Coastal Bancorp, Inc.                  TX         2,967           99                 8
PFF Bancorp, Inc.                      CA         2,952          246                 8
Eagle Bancshares, Inc.                 GA         1,188           78                 8
InterWest Bancorp, Inc.                WA         2,575          270                 7
Sterling Financial Corporation         WA         2,514           92                 7
St. Francis Capital Corporation        WI         2,473          183                 7
Jefferson Savings Bancorp, Inc.        MO         1,572          109                 7
Bank United Corporation                TX        16,245          728                 7
WesterFed Financial Corporation        MT         1,014           65                 6
WSFS Financial Corporation             DE         1,701          138                 6
Downey Financial Corp.                 CA         8,501          545                 6
Metropolitan Financial Corp.           OH         1,576           37                 6
PBOC Holdings, Inc.                    CA         3,585          199                 6

MEAN                                             $3,781         $209
                                                 ------         ----

BANKATLANTIC BANCORP                   FL        $3,971         $198
                                                 ------         ----

----------------------
Market data as of January 12, 2000

FINANCIAL ANALYSIS-PEER GROUP ANALYSIS

BALANCE SHEET COMPOSITION


                          INVESTMENT SECURITIES/ASSETS

                                    [GRAPH]*


                        RESIDENTIAL MORTGAGE LOANS/LOANS

                                    [GRAPH]*


                                  LOANS/ASSETS

                                    [GRAPH]*


                      NON-RESIDENTIAL MORTGAGE LOANS/LOANS

                                    [GRAPH]*


                                BORROWINGS/ASSETS

                                    [GRAPH]*


                            CORE DEPOSITS/DEPOSITS(1)

                                    [GRAPH]*

* Graphs compare the Balance Sheet Composition of BankAtlantic with the lows, medians and highs of the selected peer group for each ratio.

Source:  SNL Securities as of September 30, 1999

Note: Loan portfolio composition is from most recent publicly-available statement where loan breakdown is provided; BankAtlantic's loan composition is from management financial information

(1) Defined as Non-CD/s/Total Deposits; Core Deposits/Deposits for BankAtlantic is from management financial information

FINANCIAL ANALYSIS-PEER GROUP ANALYSIS


PROFITABILITY


                                      ROAA

                                    [GRAPH]*


                               FEE INCOME/REVENUES

                                    [GRAPH]*


                                      ROAE

                                    [GRAPH]*


                              G & A/AVERAGE ASSETS

                                    [GRAPH]*


                               NET INTEREST MARGIN

                                    [GRAPH]*


                                EFFICIENCY RATIO

                                    [GRAPH]*

* Graphs compare the profitability of BankAtlantic with the lows, medians and highs of the selected peer group for each indicator.

Source:  SNL Securities For the Quarter Ended September 30, 1999

Note:    BankAtlantic Fee Income/Revenues For Nine Months ended September 30,
         1999

FINANCIAL ANALYSIS-PEER GROUP ANALYSIS


CAPITALIZATION AND ASSET QUALITY


                                  EQUITY/ASSETS

                                    [GRAPH]*


                                   NPAS/LOANS

                                    [GRAPH]*


                         TANGIBLE COMMON EQUITY/ASSETS

                                    [GRAPH]*


                                  RESERVES/NPLS

                                    [GRAPH]*


                                LTD + PREFERRED/
                            TOTAL CAPITALIZATION(1)

                                    [GRAPH]*


                                 RESERVES/LOANS

                                    [GRAPH]*

* Graphs compare the capitalization and asset quality of BankAtlantic with the lows, medians and highs of the selected Peer Group for each ratio.

Source: SNL Securities as of September 30, 1999

(1) Data is from Company Financials

FINANCIAL ANALYSIS-PEER GROUP ANALYSIS

MARKET VALUATION

                                 ONE YEAR RETURN

                                    [GRAPH]*


                                 1999 PEG RATIO

                                    [GRAPH]*


                                 PRICE/2000 EPS

                                    [GRAPH]*


                               PRICE/TANGIBLE BOOK

                                    [GRAPH]*


                           5 YEAR PROJECTED EPS GROWTH

                                    [GRAPH]*


                                 DIVIDEND YIELD

                                    [GRAPH]*

* Graphs indicate the market valuation of BankAtlantic's Class A common stock and Class B common stock by comparing its (i) One Year Return, (ii) Price/2000 EPS, (iii) 5 Year Projected EPS Growth, (iv) 1999 PEG Ratio, (v) Price/Tangible Book and (vi) Dividend Yield with the respective lows, medians and highs of the selected Peer Group.

Market data as of January 12, 2000

Sources: SNL Securities as of September 30, 1999

Note: PEG Ratio is defined as (Price/Earnings)/Projected EPS Growth Rate

FINANCIAL ANALYSIS-SELECTED RECENT TRANSACTIONS


LEHMAN BROTHERS HAS COMPARED THE PROPOSED PRICE WITH SELECTED RECENT
TRANSACTIONS

-        We have examined selected "going private" transactions:

         --       Transactions within the last five years

         --       Total value not exceeding $500 million

         --       Large shareholder buying out publicly held shares

- From this analysis we derived a comparable set of 10 "going private" transactions

- We have also reviewed selected recent "Dutch auction" tenders for publicly-held shares but deem these less relevant to the subject transaction:

         --       Modified market price

         --       Not all shareholders bought out

         --       Not a definitive outcome

- Derived valuation ranges from our analysis are summarized on the following page

FINANCIAL ANALYSIS-SELECTED RECENT TRANSACTIONS


SELECTED RECENT "GOING PRIVATE" TRANSACTIONS

COMPARABLE TRANSACTIONS ANALYSIS
--------------------------------------------------------------------------------

                                                                          TRANS-   BUYER
                                                                          ACTION  PRE-TRANS           ANNOUNCED PREMIUM TO:
   ANNOUNCEMENT                                                           VALUE    -ACTION   --------------------------------------
       DATE               TARGET                        ACQUIROR          ($MN)   OWNERSHIP  1 DAY PRIOR 1 WEEK PRIOR 4 WEEKS PRIOR
   ------------           ------                        --------          ------  ---------  ----------- ------------ -------------

 1   06/02/97   Acordia Inc.                   Anthem Inc.                $172.9     66.8%      12.7%        11.5%         26.0%
 2   08/04/97   Perkins Family Restaurants     The Restaurant Company       76.2     48.1       28.7         26.6          31.8
 3   03/19/99   Rock Bottom Restaurants        RB Capital                   62.1     27.6       18.5         17.6          15.1
 4   07/03/96   Golden Poultry Co. Inc.        Gold Kist                    52.1     75.0       52.0         50.0          39.0
 5   07/09/97   Seaman Furniture Company       Investor Group               31.5     80.0       26.8(1)      25.3          34.5
 6   03/15/95   Ropak Corp                     LinPac Mouldings             23.3     57.2        7.3          6.0           4.8
 7   09/04/97   Cinergi Pictures Entertainment Investor Group               16.7     50.8       39.0         36.7          71.6
 8   03/08/99   ENStar Inc.                    Investor Group               14.2     65.5       78.6         66.7         104.1
 9   09/11/98   THT Inc.                       PH II Inc.                    8.1     46.0       57.9         62.2          42.9
10   04/27/99   Hawaii National Bancshares     Hawaii National Bancshares    3.9     88.0       12.5(1)      12.5(1)        9.8(2)

                                    COMPARABLE TRANSACTIONS        LOW                        7.3%         6.0%         4.8%
                                                                   MEDIAN                    27.8         25.9         33.1
                                                                   HIGH                      78.6         66.7        104.1

                                    PROPOSED TRANSACTION                       $ 6.00        26.3%        25.5%        21.5%

                                                                PREMIUM
                                                          -------------------
                                                              20%          40%
                          DERIVED VALUE PER SHARE(3)      $ 5.70       $ 6.65

(1) Represents premium to closing price on day last traded prior to announcement
(2) Represents premium to closing price on day last traded prior to one month prior to announcement
(3)      Based on 1/12/00 closing price for BANC of $4.75

FINANCIAL ANALYSIS-SELECTED RECENT TRANSACTIONS


RECENT "DUTCH AUCTION" TENDERS

SELECTED DUTCH AUCTION TRANSACTIONS

                                                  TRANS-   SHARES  COMMON           OFFER RANGE    COMPLETED  ANNOUNCED PREMIUM TO:
       DATE                                       ACTION    OUT.   SHARES   % OF   ---------------   PRICE   ----------------------
                                                   VALUE   ACTUAL ACQUIRED SHARES    LOW     HIGH     PER    1 DAY  1 WEEK  4 WEEKS
     ANNOUNCED             COMPANY NAME            ($MN)    (MN)    (MN)    ACQ.    PRICE    PRICE   SHARE   PRIOR   PRIOR   PRIOR
     ---------             ------------          --------  ------ -------- ------  ------   ------ --------- -----  ------  -------
 1   08/07/97     Pioneer Hi-Bred International  $1,517.0   82.2    16.4    20.0%  $92.50   $94.00   $92.50   20.8%  25.0%   27.1%
 2   02/25/97     IPALCO Enterprises Inc            405.1   57.1    12.7    22.2    29.00    34.00    32.00   14.3   15.3    17.4
 3   04/16/97     Briggs & Stratton Corp            183.1   28.9     3.6    12.4    43.00    51.00    51.00   19.3   14.6    11.8
 4   11/05/98     Alliant Techsystems Inc           129.2   12.4     1.7    13.5    67.00    77.00    77.00    4.3   11.1    14.9
 5   10/09/98     Klamath First Bancorp              38.7    9.4     2.0    21.0    15.00    19.50    19.50   21.9   13.0    27.9
 6   06/30/97     Oshkosh B'Gosh Inc                 37.4    9.9     1.7    17.0    19.00    22.00    19.75   11.4    3.9    13.7
 7   11/20/98     WesterFed Financial Corp,MT        21.7    5.6     1.1    19.4    18.00    20.00    20.00    8.1   11.1    10.3
 8   08/14/97     Stac Inc                           20.1   30.8     3.7    11.9     4.75     5.50     5.50   44.3   41.7    49.8
 9   08/13/97     Envirotest Systems Corp            19.8   13.2     4.4    33.3     3.75     4.50     4.50   24.1   30.9    89.5
10   04/12/99     Supreme Industries Inc             17.0   11.5     1.7    14.8     8.75    10.00    10.00   30.6   36.8    13.9
11   02/14/97     Damen Financial Corp                7.7    3.8     0.5    13.9    13.25    14.75    14.75    9.3   10.8     6.8
12   04/05/99     Meridian Insurance Group            5.9    6.6     0.4     4.8    14.50    18.50    18.50   29.7   33.5    11.2

                                    DUTCH AUCTIONS          LOW                   4.3%      3.9%       6.8%
                                                            MEDIAN               20.1      15.0       14.4
                                                            HIGH                 44.3      41.7       89.5

                           PROPOSED TRANSACTION(1)                       $6.00   26.3%     25.5%      21.5%

(1) Based on 1/12/00 closing price for BANC of $4.75

FINANCIAL ANALYSIS-FUNDAMENTAL VALUATION


LEHMAN BROTHERS HAS DEVELOPED A FUNDAMENTAL FINANCIAL VALUATION MODEL USING THE EXCESS EQUITY METHOD

- Lehman Brothers' utilized the following assumptions in projecting BankAtlantic's future financial performance:

         -        Tangible assets assumed to grow at 6.0% annual rate

         - EPS based on First Call estimates ($0.65 per Class "A" share in 2000) and 9.0%(1) growth thereafter

                  -        Class "B" EPS derived from Class "A" estimates

         - Shares outstanding and fully diluted shares derived as follows:

                  -        Basic shares remain constant

                  - Convertible debt is converted as stock appreciates above strike price

                  - Dilutive impact of options based on stock price growth

                  -        Stock price assumed to grow at 9%

-        The following ranges were utilized in the excess equity model:

         -        Tangible common to tangible assets ratio from 5.00% to 6.00%

         -        Terminal multiple from 7.0x to 9.0x earnings

         -        Discount rate from 11.0% - 13.0%

--------------
(1) Based on First Call secular growth rate for Class "A" shares

FINANCIAL ANALYSIS-FUNDAMENTAL VALUATION


SENSITIVITIES TO STAND-ALONE VALUE USING THE EXCESS EQUITY METHOD

                    DERIVED DCF VALUATION RANGE: $5.60-$6.40

                                     Terminal Multiple                                              Terminal Multiple
                                 -------------------------                                      ------------------------
                                 7.0X      8.0X      9.0X                                       7.0X      8.0X      9.0X
Projected              8.0%      5.34      5.84      6.34      Tangible Equity/      5.00%      5.93      6.45      6.97
Earnings Growth        9.0%      5.52      6.04      6.55      Tangible Assets       5.50%      5.52      6.04      6.55
                      10.0%      5.70      6.24      6.78                            6.00%      5.10      5.62      6.14

                                       Discount Rate                                                  Discount Rate
                                 ------------------------                                       ------------------------
                                 11.0%     12.0%     13.0%                                      11.0%     12.0%     13.0%
Terminal              7.0X       5.76      5.52      5.29      Tangible Equity/      5.00%      6.72      6.45      6.20
Multiple              8.0X       6.30      6.04      5.78      Tangible Assets       5.50%      6.30      6.04      5.78
                      9.0X       6.84      6.55      6.28                            6.00%      5.88      5.62      5.37

FINANCIAL ANALYSIS-PRO FORMA ANALYSIS


ASSUMPTIONS UNDERLYING OUR ANALYSIS OF THE PRO FORMA IMPACT OF THE PROPOSED TRANSACTION ON THE COMPANY

-        Lehman Brothers utilized the following transaction assumptions:

         --       Purchase price of $6.00 per Class "B" share

         --       5.42 million Class "B" shares purchased

         -- 1.79 million Class "B" options bought out at a cost of $ 4.5 million

         --       Transaction costs: $1.8 million

         --       Cost of financing: 10.00%

- Lehman Brothers analyzed the pro forma effect of the transaction on several key performance measures

- Lehman Brothers then conducted a discounted cash flow valuation isolating only changes due to the transaction and a one multiple increase in the terminal value due to:

         --       Simplified capital structure

         --       Increased liquidity

         --       Increased EPS Growth Rate

         --       Increased ROE

FINANCIAL ANALYSIS-PRO FORMA ANALYSIS


SENSITIVITIES TO PRO FORMA IMPACT OF PROPOSED TRANSACTION


                        2000 GAAP EPS ACCRETION/DILUTION


                                     [GRAPH]*


                         IMPACT ON 2000 RETURN ON EQUITY


                                     [GRAPH]*



                        2001 GAAP EPS ACCRETION/DILUTION



                                     [GRAPH]*



                               PRO FORMA LEVERAGE
                              (TANG. EQUITY/ASSETS)


                                     [GRAPH]*


* Graphs indicate the sensitivities to pro forma impact of the proposed transaction with respect to: (i) 2000 GAAP EPS Accretion/Dilution, (ii) Impact on 2000 Return on Equity, (iii) 2001 GAAP EPS Accretion/Dilution, and
    (iv) Pro Forma Leverage.

FINANCIAL ANALYSIS-PRO FORMA ANALYSIS


THE PRO FORMA DISCOUNTED CASH FLOW VALUATION SHOWS A NET PRESENT VALUE BENEFIT TO REMAINING SHAREHOLDERS OF $0.20 TO $0.60 PER SHARE IF COMPANY PROJECTIONS ARE MET AND A $0.50 - $1.50 INCREMENTAL BENEFIT TO SHAREHOLDERS IN FIVE YEARS

                    DERIVED PRO FORMA DCF RANGE: $5.80-$6.60

                  DISCOUNTED CASH FLOW VALUATION OF COMPANY(1)

                          DCF VALUE


                              Terminal Multiple
                           -----------------------
                           8.0X     9.0X     10.0X
                           ----     ----     -----
Discount          11.0%    6.11     6.69      7.28
Rate              12.0%    5.82     6.39      6.95
                  13.0%    5.56     6.09      6.63


                                    DCF VALUE


                              Terminal Multiple
                          ------------------------
                           8.0X     9.0X     10.0X
                          -----    -----    ------
Tangible
Equity            5.0%    $6.29    $6.85    $7.41
Tangible          5.5%     5.82     6.39     6.95
Assets            6.0%     5.36     5.92     6.48


                   INCREMENTAL VALUE PER SHARE AT 12/31/04(2)

                                    [GRAPH]*

* Graph indicates the projected earnings growth per share based on the incremental value per share at 12/31/04 due to accretion with 1 multiple expansion to 9x current year's earnings.


                   INCREMENTAL VALUE PER SHARE AT 12/31/04(3)
                            (CONSTANT P/E/ MULTIPLE)

                                    [GRAPH]*

* Graph indicates the projected earnings growth per share based on the incremental value per share at 12/31/04 due to accretion with no P/E multiple expansion.

(1) Based on comparison of terminal values of Excess Equity Model (Tangible Equity/Assets Ratio of 5.5%); all other assumptions as provided herein.

(2) Represents implied value differential between base case P/E and pro forma P/E in 2004 due to EPS accretion with 1 multiple expansion to 9x current year's earnings

(3) Represents implied value differential between base case P/E and pro forma P/E in 2004 due to EPS accretion with no P/E multiple expansion.

FINANCIAL ANALYSIS-PRO FORMA ANALYSIS


THE PROPOSED TRANSACTION WILL RESULT IN ACCRETION TO BOOK VALUE/SHARE IN 2 YEARS AND TANGIBLE BOOK VALUE/SHARE WITHIN 5 YEARS USING "STREET" ASSUMPTIONS


                              BOOK VALUE PER SHARE

                                    [GRAPH]*

* Graph demonstrates that the proposed transactions will result in accretion to book value per share within two years.


                          TANGIBLE BOOK VALUE PER SHARE


                                    [GRAPH]*


* Graph demonstrates that the proposed transaction will result in accretion to the tangible book value per share within five years.

FINANCIAL ANALYSIS-PRO FORMA ANALYSIS


UNDER THE BASE SET OF ASSUMPTIONS, THE FOLLOWING IS THE PRO FORMA IMPACT ON THE COMPANY


PRO FORMA RESULTS


                                                                   PROJECTIONS
                                     -------------------------------------------------------------------------------
                                     03/31/00         2000          2001          2002          2003          2004
                                     --------        ------        ------        ------        ------        ------
EPS                                      NA          $ 0.67        $ 0.74        $ 0.81        $ 0.89        $ 0.98
% Accretion/(Dilution)                   NA             2.8%          4.3%          4.9%          5.9%          6.9%

CASH EPS                                 NA          $ 0.74        $ 0.81        $ 0.88        $ 0.97        $ 1.06
% Accretion/(Dilution)                   NA             3.4%          5.0%          5.5%          6.4%          7.3%

BOOK VALUE PER SHARE                  $5.64          $ 6.22        $ 7.08        $ 8.04        $ 8.47        $ 9.45
% Accretion/(Dilution)                 -3.0%           -2.1%         -0.9%          0.2%          0.3%          1.0%

TANGIBLE BOOK VALUE PER SHARE         $4.23          $ 4.89        $ 5.86        $ 6.93        $ 7.66        $ 8.72
% Accretion/(Dilution)                 -7.7%           -5.8%         -3.6%         -1.8%         -0.8%          0.2%

COMMON EQUITY/ASSETS                   5.02%           5.30%         5.70%         6.12%         7.55%         7.95%
Increase/(Decrease) in %               -0.9%           -0.9%         -0.9%         -0.9%         -0.9%         -0.8%

TANGIBLE EQUITY/TANGIBLE ASSETS        3.81%           4.21%         4.77%         5.32%         6.88%         7.39%
Increase/(Decrease) in %               -0.9%           -0.9%         -0.9%         -0.9%         -0.9%         -0.8%

ROAA                                     NA            0.88%         0.90%         0.93%         0.97%         1.00%
Increase/(Decrease) in %                 NA             0.0%         -0.1%          0.0%          0.0%          0.0%

CASH ROAA                                NA            1.01%         1.02%         1.05%         1.08%         1.11%
Increase/(Decrease) in %                 NA             0.0%         -0.1%          0.0%          0.0%          0.0%

ROACE                                    NA            15.8%         16.3%         15.7%         14.1%         12.9%
Increase/(Decrease) in %                 NA             2.7%          3.4%          3.0%          1.9%          1.5%

CASH ROACE                               NA            24.1%         22.8%         20.8%         17.6%         15.5%
Increase/(Decrease) in %                 NA             5.2%          5.1%          4.2%          2.5%          1.9%


PEER GROUP ANALYSIS


THE FOLLOWING METHODOLOGY WAS USED TO DERIVE A SET OF COMPANIES COMPARABLE TO BANKATLANTIC


- Review of publicly-traded thrifts, excluding those with attributes as follows:

         -- Total assets either less than $1 billion or greater than $20 billion

         --       Tangible equity to tangible assets ratio greater than 8.00%

         -- Commercial real estate (including construction and development) loans to total loans less than 5.0%

         --       Mutual holding company structure

         --       Principally engaged in internet activities

         --       Merger or acquisition target

- Additionally we eliminated companies not meeting six of the nine following financial and non-financial business criteria:

         --       Efficiency ratio greater than 45.0%

         --       Net interest margin less than 3.50%

         -- Commercial real estate (including construction and development) loans to total loans greater than 20.0%

         --       OREO to total assets ratio greater than 0.50%

         --       Total borrowings to total assets greater than 25.0%

         --       High growth market (CA, TX, WA, FL, NC, TN, GA, AZ)

         --       Market capitalization less than $1 billion

         --       Inside Ownership greater than 10.0%

         --       Two class share structure

PEER GROUP ANALYSIS


BETWEEN $1 AND $20 BILLION IN ASSETS, CRE + CONST. LOANS/TOTAL LOANS >5%, AND TANGIBLE EQUITY/TANGIBLE ASSETS RATIO <8%

($ in millions)


                                                                                 MARKET
                                             PRICE                                CAP/       TANG.
                                        ----------------     MARKET    TOTAL      TOTAL     EQUITY/      EFFICIENCY     BORROWINGS/
COMPANY NAME                            BOOK    2000 EPS      CAP     ASSETS     ASSETS      ASSETS         RATIO          ASSETS
--------------------------------        ----    --------     ------   -------    ------     -------      ----------     -----------
BankUnited Financial Corporation        0.75x     9.7x       $135     $ 4,078      3.3%       3.92          64.3%          32.6%
Coastal Bancorp, Inc.                   0.95      7.7          99       2,967      3.3        3.59          62.0           39.7
PFF Bancorp, Inc.                       1.10      9.2         246       2,952      8.3        7.47          53.0           28.3
Eagle Bancshares, Inc.                  1.06      8.3          78       1,188      6.6        6.19          85.5           25.2
InterWest Bancorp, Inc.                 1.63      9.3         270       2,575     10.5        5.98          64.7           31.8
Sterling Financial Corporation          0.78      6.5          92       2,514      3.7        2.49          66.0           28.1
St. Francis Capital Corporation         1.38      9.3         183       2,473      7.4        4.73          56.3           33.8
Jefferson Savings Bancorp, Inc.         0.83     10.0         109       1,572      7.0        6.70          57.6           28.7
Bank United Corporation                 0.97      6.1         728      16,245      4.5        4.14          52.8           45.1
WesterFed Financial Corporation         0.72      8.3          65       1,014      6.4        7.22          60.0           25.4
WSFS Financial Corporation              1.51      7.3         138       1,701      8.1        5.34          62.0           36.7
Downey Financial Corp.                  1.06      8.5         545       8,501      6.4        6.02          58.3           17.5
Metropolitan Financial Corp.            0.80       NA          37       1,576      2.3        2.77          72.0           17.6
PBOC Holdings, Inc.                     1.21      5.4         199       3,585      5.6        4.56          53.4           46.7
                                        ----      ---        ----     -------      ---        ----          ----           ----
Median                                  1.01x     8.3x       $137     $ 2,544      6.4%       5.04%         61.0%          30.2%

BankAtlantic Bancorp, Inc.-Class A      0.71x     6.2x
                                        ----      ---        ----     -------      ---        ----          ----           ----

BankAtlantic Bancorp, Inc.-Class B      0.85x     8.0x       $198     $ 3,971      5.0%       4.65%         61.8%          36.4%
                                        ----      ---        ----     -------      ---        ----          ----           ----


                                        CRE+
                                       CONST./                         OREO/        INSIDER     ONE/TWO
COMPANY NAME                            LOANS           NIM           ASSETS       OWNERSHIP    CLASSES
--------------------------------       -------          ----          ------       ---------    -------
BankUnited Financial Corporation         5.5%           1.89%          0.08%         18.1%        Two
Coastal Bancorp, Inc.                   32.1            2.78           0.17          20.3         One
PFF Bancorp, Inc.                       22.8            3.17           0.15          10.1         One
Eagle Bancshares, Inc.                  48.9            3.04           0.37          13.6         One
InterWest Bancorp, Inc.                 37.9            3.74           0.40          10.9         One
Sterling Financial Corporation          33.6            3.36           0.11           6.9         One
St. Francis Capital Corporation         28.6            2.51           0.15          16.0         One
Jefferson Savings Bancorp, Inc.         23.3            2.82           0.05          15.6         One
Bank United Corporation                 20.7            2.68           0.16           8.9         One
WesterFed Financial Corporation         13.7            3.45           0.15          14.9         One
WSFS Financial Corporation              30.0            2.78           0.43           3.7         One
Downey Financial Corp.                   5.2            2.74           0.74          24.4         One
Metropolitan Financial Corp.            33.7            2.74           0.65          81.6         One
PBOC Holdings, Inc.                     15.2            2.03           0.11           2.9         One
                                        ----            ----           ----          ----         ---

Median                                  26.0%           2.78%          0.15%         14.2%        One
                                        ----            ----           ----          ----         ---

BankAtlantic Bancorp, Inc.-Class A
                                        ----            ----           ----          ----         ---

BankAtlantic Bancorp, Inc.-Class B      32.5%           3.16%          0.94%         53.8%        Two
                                        ----            ----           ----          ----         ---

-----------
OREO/Assets as of June 30, 1999

Market Data as of January 12, 2000.

PEER GROUP ANALYSIS



                                                            NON-FINANCIAL
                                         ---------------------------------------------------
                                          HIGH                       INSIDE
                                         GROWTH       MARKET CAP    OWNERSHIP      TWO CLASS
COMPANY NAME                             MARKET       UNDER $1 BN     > 10%        STRUCTURE
--------------------------------         ------       -----------   ---------      ---------
BankUnited Financial Corporation            X              X            X              X
Coastal Bancorp, Inc.                       X              X            X
PFF Bancorp, Inc.                           X              X            X
Eagle Bancshares, Inc.                      X              X            X
InterWest Bancorp, Inc.                     X              X            X
Sterling Financial Corporation              X              X
St. Francis Capital Corporation                            X            X
Jefferson Savings Bancorp, Inc.                            X            X
Bank United Corporation                     X              X
WesterFed Financial Corporation                            X            X
WSFS Financial Corporation                                 X
Downey Financial Corp.                      X              X            X
Metropolitan Financial Corp.                               X            X
PBOC Holdings, Inc.                         X              X
                                           ---            ---          ---            ---
BankAtlantic Bancorp, Inc.-Class B          X              X            X              X
                                           ===            ===          ===            ===

                                                                            FINANCIAL
                                           -----------------------------------------------------------------------
                                           EFFICIENCY                 CRE+CONST./       OREO/     TOTAL BORROWINGS/
                                             RATIO            NIM     TOTAL LOANS       ASSETS       TOTAL ASSETS      CRITERIA
COMPANY NAME                                 > 45%          <3 1/2%      >20%            >.5%            >25%             MET
--------------------------------           ----------       -------   -----------       ------    -----------------    --------
BankUnited Financial Corporation               X               X                          X                X               8
Coastal Bancorp, Inc.                          X               X           X              X                X               8
PFF Bancorp, Inc.                              X               X           X              X                X               8
Eagle Bancshares, Inc.                         X               X           X              X                X               8
InterWest Bancorp, Inc.                        X                           X              X                X               7
Sterling Financial Corporation                 X               X           X              X                X               7
St. Francis Capital Corporation                X               X           X              X                X               7
Jefferson Savings Bancorp, Inc.                X               X           X              X                X               7
Bank United Corporation                        X               X           X              X                X               7
WesterFed Financial Corporation                X               X                          X                X               6
WSFS Financial Corporation                     X               X           X              X                X               6
Downey Financial Corp.                         X               X                          X                                6
Metropolitan Financial Corp.                   X               X           X              X                                6
PBOC Holdings, Inc.                            X               X                          X                X               6
                                              ---             ---         ---            ---              ---             ---
BankAtlantic Bancorp, Inc.-Class B             X               X           X              X                X               9
                                              ===             ===         ===            ===              ===             ===

PEER GROUP ANALYSIS - MARKET DATA



                                         CURRENT             52 WEEK                                             5 YEAR
                                          STOCK        -------------------        1 YEAR          3 YEAR        PROJECTED
COMPANY                                   PRICE         HIGH          LOW         RETURN          RETURN        EPS GROWTH
--------------------------------         -------       ------       ------        ------          ------        ----------

BankUnited Financial Corporation          $ 7.38       $11.75       $ 6.00        -25.8%          -24.4%           8%(2)
Coastal Bancorp, Inc.                      15.69        20.25        14.75        -16.6             1.2           11
PFF Bancorp, Inc.                          17.56        23.75        15.38         12.4            22.2            6
Eagle Bancshares, Inc.                     14.00        25.13        13.00        -20.0            -5.1           11
InterWest Bancorp, Inc.                    17.50        25.13        15.75        -18.6           -17.6           12
Sterling Financial Corporation             11.38        17.50        10.75        -31.1           -18.8           12
St. Francis Capital Corporation            18.00        23.00        17.00        -13.3            38.5           11
Jefferson Savings Bancorp, Inc.            11.00        17.63         9.88        -24.1           -15.5           11
Bank United Corporation                    22.44        44.00        22.38        -43.7            -8.9           12
WesterFed Financial Corporation            14.75        18.69        14.25        -19.7           -19.7            5
WSFS Financial Corporation                 12.19        17.31        11.63        -27.8             8.3            9
Downey Financial Corp.                     19.38        25.00        17.69        -20.3             5.0           12
Metropolitan Financial Corp.                4.56        11.38         3.81        -57.6            -6.6           15
PBOC Holdings, Inc.                         9.75        11.13         7.63         -7.1              NA           20
                                                                                  -----           -----          ---
Median                                                                            -20.2%           -6.6%          11%
                                                                                  -----           -----          ---
BankAtlantic Bancorp-Class A              $ 4.00       $ 7.83       $ 3.75        -45.1%          -31.6%           9%
                                          ------       ------       ------        -----           -----          ---
BankAtlantic Bancorp-Class B              $ 4.75       $ 8.70       $ 4.44        -49.3%          -20.2%           9%
                                          ------       ------       ------        -----           -----          ---


                                                PRICE/
                                          -------------------
                                          1999          2000            1999          PRICE/        PRICE/          DIV.
COMPANY                                    EPS           EPS          PEG RATIO        BOOK       TANG. BOOK       YIELD
--------------------------------          -----         -----         ---------       -----       ----------       -----

BankUnited Financial Corporation             NMx          9.7x            NM%          0.75x         0.90x            0%
Coastal Bancorp, Inc.                       8.6           7.7           0.78           0.95          1.29          2.04
PFF Bancorp, Inc.                          13.6           9.2           2.27           1.10          1.11          1.37
Eagle Bancshares, Inc.                      8.1           8.3           0.74           1.06          1.06          4.57
InterWest Bancorp, Inc.                    10.1           9.3           0.84           1.63          1.76          3.20
Sterling Financial Corporation              7.2           6.5           0.60           0.78          1.50          0.00
St. Francis Capital Corporation            10.9           9.3           0.99           1.38          1.56          2.00
Jefferson Savings Bancorp, Inc.            10.7          10.0           0.97           0.83          1.00          2.55
Bank United Corporation                     6.8           6.1           0.56           0.97          1.09          3.30
WesterFed Financial Corporation            10.8           8.3           2.15           0.72          0.91          4.34
WSFS Financial Corporation                  7.7           7.3           0.86           1.51          1.52          0.98
Downey Financial Corp.                      9.2           8.5           0.77           1.06          1.07          1.86
Metropolitan Financial Corp.                 NA            NA             NA           0.80          0.84          0.00
PBOC Holdings, Inc.                         7.6           5.4           0.38           1.21          1.22          0.00
                                           ----          ----           ----           ----          ----          ----
Median                                      8.9x          8.3x          0.81%          1.01x         1.10x         1.93%
                                           ----          ----           ----           ----          ----          ----
BankAtlantic Bancorp-Class A                6.8x          6.2x          0.75%          0.71x         0.92x         2.53%
                                           ----          ----           ----           ----          ----          ----
BankAtlantic Bancorp-Class B                8.9x          8.0x          0.98%          0.85x         1.09x         1.94%
                                           ----          ----           ----           ----          ----          ----


Market data as of January 12, 2000

Source: SNL Securities as of September 30, 1999

EPS estimates and projected growth rates from First Call.

BankAtlantic EPS estimates based on First Call estimates for Class A Shares

(1) Data is from IBES

PEG Ratio is defined as (Price/Earnings)/Projected EPS Growth Rate

(2) Bloomberg long Term Growth Rate

PEER GROUP ANALYSIS - PROFITABILITY


                                                        YIELD ON                            FEE INCOME/
                                                    INTEREST-EARNING    COST OF              OPERATING    EFFICIENCY  GAIN ON SALE/
COMPANY                            ROAA     ROAE         ASSETS       LIABILITIES    NIM      REVENUE       RATIO      PRE TAX INC.
--------------------------------   ----     ----    ----------------  -----------   ----    -----------   ----------  -------------
BankUnited Financial Corporation   0.36%     7.6%         6.71%          5.23%      1.89%       5.6%        64.3%           0.1%
Coastal Bancorp, Inc.              0.51     11.3          7.23           4.48       2.78       11.6         62.0            0.0
PFF Bancorp, Inc.                  0.87     11.5          7.49           4.51       3.17       14.6         53.0           -0.9
Eagle Bancshares, Inc.             0.74     12.3          7.66           4.70       3.04       24.6         85.5            6.3
InterWest Bancorp, Inc.            0.92     13.3          7.89           4.13       3.74       16.8         64.7            3.9
Sterling Financial Corporation     0.53     11.2          7.87           4.41       3.36       14.8         66.0            0.0
St. Francis Capital Corporation    0.77     14.2          7.02           4.57       2.51       14.0         56.3            3.7
Jefferson Savings Bancorp, Inc.    0.70      8.7          7.37           4.77       2.82        5.0         57.6           11.7
Bank United Corporation            0.78     16.7          7.45           4.75       2.68       20.9         52.8           10.6
WesterFed Financial Corporation    0.79      8.8          7.57           4.20       3.45       19.7         60.0            4.9
WSFS Financial Corporation         1.08     20.3          7.86           4.53       2.78       43.7         62.0           -0.3
Downey Financial Corp.             0.85     13.0          7.32           4.65       2.74       10.0         58.3           15.3
Metropolitan Financial Corp.       0.23      7.6          7.90           5.19       2.74       11.8         72.0           18.8
PBOC Holdings, Inc.                0.95     20.4          6.76           4.96       2.03        3.7         53.4            0.0
                                   ----     ----          ----           ----       ----       ----         ----           ----

MEDIAN                             0.78%    11.9%         7.47%          4.61%      2.78%      14.3%        61.0%           3.8%
                                   ----     ----          ----           ----       ----       ----         ----           ----

BANKATLANTIC BANCORP               0.91%    14.8%         7.77%          4.58%      3.16%      39.5%        61.8%           5.5%
                                   ----     ----          ----           ----       ----       ----         ----           ----

Source: SNL Securities as of September 30, 1999

(1) Data is from Company Financials

PEER GROUP ANALYSIS - BALANCE SHEET


($ in millions)


                                                             LOAN PORTFOLIO COMPOSITION
                                 INVESTMENT          ------------------------------------------
                                 SECURITIES/ LOANS/                      CONST.&       CONSUMER BORROWINGS/  LOANS/  CORE DEPOSITS/
COMPANY                             ASSETS   ASSETS  1-4    5+     CRE     DEV.  C & I  & OTHER   ASSETS    DEPOSITS   DEPOSITS(1)
-------                          ----------- ------  ---    --     ---   ------- ----- -------- ----------- -------- --------------
BankUnited Financial Corporation     10.8%    81.3%   91%    1%      4%      1%     1%      1%     32.6%     145.4%      28.4%
Coastal Bancorp, Inc.                36.6     59.6    46     8      16      16      9       4      39.7      110.2       33.2
PFF Bancorp, Inc.                    22.3     74.9    67     4       7      16      3       3      28.3      118.8       42.0
Eagle Bancshares, Inc.               23.4     69.2    33     1       9      39      5      13      25.2       87.1       34.5
InterWest Bancorp, Inc.              31.6     62.1    26    10      24      14     17       9      31.8       99.8       31.0
Sterling Financial Corporation       20.6     71.1    22     8      18      16     19      18      28.1      110.5       45.1
St. Francis Capital Corporation      48.8     45.7    24    13      20       8     10      25      33.8       75.6       41.7
Jefferson Savings Bancorp, Inc.      15.8     80.3    68     2       6      17      1       6      28.7      129.2       24.3
Bank United Corporation               9.1     81.3    53     6       7      14      7      12      45.1      166.5       48.6
WesterFed Financial Corporation      29.0     62.6    45     6      12       2      6      29      25.4       98.3       43.9
WSFS Financial Corporation           32.5     48.6    34     3      29       1     12      21      36.7       90.3       47.2
Downey Financial Corp.                2.9     93.1    89     0       2       3      0       6      17.5      122.0       22.9
Metropolitan Financial Corp.         15.3     78.9    17    31      21      13      8      10      17.6      102.2       28.2
PBOC Holdings, Inc.                  29.6     68.4    58    13      15       0      6       7      46.7      145.0       23.6

MEDIAN                               22.9%    70.2%   45%    6%     14%     13%     7%      9%     30.2%     110.3%      33.8%

BANKATLANTIC BANCORP                 25.8%    65.7%   47%    0%     11%     21%     6%     15%     36.4%     111.9%      45.4%


Source: SNL Securities as of September 30, 1999

Loan portfolio composition is from most recent publicly available statement where loan breakdown is provided; Loan portfolio composition for BankAtlantic is from management financial information

(1) Defined as Non-CD/s/Total Deposits; Core Deposits/Deposits for BankAtlantic is management financial information

PEER GROUP ANALYSIS - ASSET QUALITY


                                                                                               HIGH RISK     EQUITY/
                                       NPAS/        NPAS/         RESERVES/     RESERVES/       ASSETS/     HIGH RISK
COMPANY                               ASSETS        LOANS           NPLS/         LOANS         ASSETS        ASSETS
-------                               ------        -----         ---------     ---------      ---------    ---------

BankUnited Financial Corporation       0.68%         0.84%           54.1%         0.42%          6.3%         73.6%
Coastal Bancorp, Inc.                  0.87          1.46            69.4          0.81          31.7          14.2
PFF Bancorp, Inc.                      0.56          0.75           189.1          1.20          22.6          33.3
Eagle Bancshares, Inc.                 0.81          1.17            90.3          1.06          36.0          17.2
InterWest Bancorp, Inc.                0.56          0.90           129.6          0.90          43.2          14.9
Sterling Financial Corporation         0.61          0.86           162.8          0.85          42.9          11.0
St. Francis Capital Corporation        0.13(1)       0.28(1)        329.4(1)       0.75(1)       25.9          20.6
Jefferson Savings Bancorp, Inc.        0.70          0.87            68.1          0.53          20.2          39.2
Bank United Corporation                0.67          0.82            92.3          0.66          27.9          16.6
WesterFed Financial Corporation        0.36          0.57           172.2          0.84          16.8          53.2
WSFS Financial Corporation             0.47          0.97           348.9          2.87          20.9          25.6
Downey Financial Corp.                 0.41          0.44           121.5          0.47           5.3         114.2
Metropolitan Financial Corp.           1.15          1.46           115.0          0.77          49.8           5.9
PBOC Holdings, Inc.                    0.33          0.48           204.2          0.83          25.0          18.4

MEDIAN                                 0.59%         0.85%          125.5%         0.82%         25.4%         19.5%

BANKATLANTIC BANCORP                   0.85%         1.29%          138.9%         1.71%         30.3%         19.4%


Source: SNL Securities as of September 30, 1999

High Risk Asset is defined as Real estate held for development, multi-family real estate loans, commercial real estate loans, acquisition, development and construction loans, and commercial and industrial loans; High Risk Asset for BankAtlantic is from management financial information

(1) Data is from Company Financials

PEER GROUP ANALYSIS - CAPITALIZATION


                                                       T. COMMON    TIER 1/       LTD+PREF/                               INTERNAL
                                   EQUITY/  T. EQUITY/  EQUITY/   RISK BASED        TOTAL         DOUBLE    LTM DIVIDEND  CAPITAL
COMPANY                            ASSETS   T. ASSETS   ASSETS    ASSETS (1)  CAPITALIZATION(2) LEVERAGE(2) PAYOUT RATIO GENERATION
-------                            -------  ---------- ---------  ----------  ----------------- ----------- ------------ ----------

BankUnited Financial Corporation    4.66%      3.92%      3.69%      15.6%           68.8%         185.5%         NM%         NM%
Coastal Bancorp, Inc.               4.51       3.59       2.65        9.6            43.8          167.0        18.3         9.3
PFF Bancorp, Inc.                   7.54       7.47       7.47       10.6             0.0           84.5         3.5        11.1
Eagle Bancshares, Inc.              6.19       6.19       6.19       10.0            28.1          129.4        38.8         7.5
InterWest Bancorp, Inc.             6.42       5.98       5.98       11.0             0.0           96.7        32.2         9.0
Sterling Financial Corporation      4.70       2.49       2.49        9.4            48.2          175.2         0.0        11.2
St. Francis Capital Corporation     5.32       4.73       4.73       10.0(2)          0.0          114.5        18.8        11.5
Jefferson Savings Bancorp, Inc.     7.92       6.70       6.70       10.2             0.0           92.8        28.6         6.2
Bank United Corporation             4.64       4.14       4.14        9.3            48.7          138.5        21.0        13.2
WesterFed Financial Corporation     8.92       7.22       7.22       11.4             0.0           99.2        42.4         5.1
WSFS Financial Corporation          5.36       5.34       5.34       11.8            36.0          135.4         8.4        18.6
Downey Financial Corp.              6.07       6.02       6.02       10.7             0.0           98.0        16.9        10.8
Metropolitan Financial Corp.        2.92       2.77       2.77        8.1            21.0          206.8         0.0         7.6
PBOC Holdings, Inc.                 4.60       4.56       4.56       11.1             0.0           99.3         0.0        20.4

MEDIAN                              5.34%      5.04%      5.04%      10.4%           10.5%         121.9%       18.3%       10.8%

BANKATLANTIC BANCORP                5.97%      4.65%      4.65%      12.4%           52.1%         176.1%       12.1%       13.0%


Source: SNL Securities as of September 30, 1999

(1) Data as of June 30, 1999

(2) Data is from Company Financials

Internal Capital Generation is defined as Cash ROE reduced by the Dividend Payout Ratio

Double Leverage is defined as the bank holding company's Investments In Subsidiaries/Consolidated Shareholders Equity

SHAREHOLDER ANALYSIS


OVERLAPPING INSTITUTIONAL SHAREHOLDER ANALYSIS

-----------------------------------------------------------------------------------------------------------------------------------
                                                     CLASS A                  CLASS B                 COMBINED
                                               -------------------       -----------------       -------------------    PRO FORMA
               INSTITUTION                       SHARES         %        SHARES         %          SHARES         %    OWNERSHIP(1)
-----------------------------------------------------------------------------------------------------------------------------------
 1      DELPHI MANAGEMENT                      1,319,308       3.1%      113,800       0.3%      1,433,108       3.4%      3.5%
 2      HARRIS ASSOCIATES                      1,185,938       2.8%           --       0.0%      1,185,938       2.8%      3.2%
 3      OAKMARK                                1,150,001       2.7%           --       0.0%      1,150,001       2.7%      3.1%
 4      PIMCO ADVISORS                         1,075,306       2.5%           --       0.0%      1,075,306       2.5%      2.9%
 5      DIMENSIONAL FUND ADVISORS                511,016       1.2%      488,652       1.1%        999,668       2.3%      1.4%
 6      PNC BANK CORP.                           636,346       1.5%      203,574       0.5%        839,920       2.0%      1.7%
 7      GUARDIAN                                 539,400       1.3%      276,920       0.6%        816,320       1.9%      1.4%
 8      BLACKROCK FUNDS                          489,279       1.1%      203,003       0.5%        692,282       1.6%      1.3%
 9      NY STATE TEACHERS RET. SYSTEM            415,039       1.0%      249,413       0.6%        664,452       1.6%      1.1%
10      LEGG MASON                               655,237       1.5%           --       0.0%        655,237       1.5%      1.8%
11      RUSSELL (FRANK)                          581,354       1.4%       55,300       0.1%        636,654       1.5%      1.6%
12      BARCLAYS BANK PLC                        323,291       0.8%      173,550       0.4%        496,841       1.2%      0.9%
13      CITIGROUP                                371,826       0.9%       43,497       0.1%        415,323       1.0%      1.0%
14      CONSULTING GROUP CAPITAL MARKETS         360,813       0.8%       37,143       0.1%        397,956       0.9%      1.0%
15      DFA                                      148,603       0.3%      155,483       0.4%        304,086       0.7%      0.4%
16      CITISELECT                               190,377       0.4%      109,025       0.3%        299,402       0.7%      0.5%
17      VANGUARD GROUP                           110,984       0.3%      144,693       0.3%        255,677       0.6%      0.3%
18      TIAA CREF                                158,183       0.4%       95,500       0.2%        253,683       0.6%      0.4%
19      STATE STREET CORP.                            --       0.0%      175,289       0.4%        175,289       0.4%      0.0%
20      MELLON BANK                               65,337       0.2%       99,490       0.2%        164,827       0.4%      0.2%
21      INTERVEST                                     --       0.0%      144,312       0.3%        144,312       0.3%      0.0%
22      PAINEWEBBER                              127,948       0.3%           --       0.0%        127,948       0.3%      0.3%
23      TAUNUS CORP.                                  --       0.0%      107,540       0.3%        107,540       0.3%      0.0%
24      TRINITY INVESTMENT MANAGEMENT CORP            --       0.0%      102,400       0.2%        102,400       0.2%      0.0%
25      FIDELITY                                      --       0.0%       71,000       0.2%         71,000       0.2%      0.0%
        TOTAL TOP 25                                          24.4%                    7.1%                     31.5%     28.0%

(1) Assumes 87% economic interest for Class A Shares
    Source: Vickers